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                                                                   Exhibit 10.50


                            GREENLIGHT CAPITAL, L.L.C.
                              420 Lexington Avenue
                                   Suite 1740
                              New York, N.Y. 10170

New World Coffee-Manhattan Bagel, Inc.
246 Industrial Way West
Eatontown, NJ  07724

Greenlight New World, L.L.C.
c/o New World Coffee-Manhattan Bagel, Inc.
246 Industrial Way West
Eatontown, NJ  07724

Dear Sir or Madam:

      Reference is hereby made to that certain Limited Liability Company Operating Agreement (the "LLC Agreement") of Greenlight New World, L.L.C. (the "LLC") dated as of January 8, 2001 by and among Greenlight Capital, L.P., Greenlight Capital Qualified L.P. and Greenlight Capital Offshore, Ltd. (each individually a "Member" and together, "Greenlight"). Under the terms of the LLC Agreement, New World Coffee-Manhattan Bagel, Inc. (the "Manager") was appointed the manager of the LLC and has been acting in such capacity for the LLC. Reference is also made to that certain Bond Purchase Agreement (the "Bond Purchase Agreement") entered into as of January 17, 2001, by and among the Manager and Greenlight, pursuant to which Greenlight agreed to contribute $10 million (such amount plus the accretion thereon pursuant to the terms of the Bond Purchase Agreement is herein referred to as the "Contribution Amount") to the LLC for the purchase of certain bonds (the "Bonds") known as Einstein/Noah Bagel Corporation 7.25% convertible subordinated bonds June 2004. Capitalized terms used herein, but not otherwise defined, have the meanings ascribed to them in the Bond Purchase Agreement.

      Greenlight understands that the Manager desires to pledge (the "Pledge") the Bonds to Jeffries & Company, Inc. or an affiliate (the "Lender") to secure a loan to an unrestricted subsidiary of the Manager in principal amount of $35.0 million (the "Loan"). Pursuant to the terms and conditions conetained in this letter agreement, Greenlight hereby consents to the Pledge by the Manager and agrees during the term of the Pledge not to exercise its rights for the withdrawal of "Section 2.3 Proceeds" (as such term is defined in the Bond Purchase Agreement) provided in Section 2.3 of the Bond Purchase Agreement.

      In consideration for Greenlight consenting to the Pledge, Manager will distribute or cause LLC to distribute to Greenlight, pro rata according to the contribution made by each Member to the LLC, the amount of proceeds on the Bonds in excess of the amount used to repay the Loan (such excess which is distributed to Greenlight being referred to herein as the "Distributed Proceeds"). The anticipated amount of such Distributed Proceeds, and the calculation method thereof, is reflected in Exhibit A attached hereto. For purposes of this calculation, the Bonds held by the LLC


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will be deemed to be the last of the Bonds controlled by the Manager which are pledged to the Bank. In addition, Manager will issue to Greenlight the number of shares of Series F Preferred Stock of Manager equal to (i) the excess of the Contribution Amount over the Distributed Proceeds (the "Excess Contribution") divided by (ii) $1,000 per share of Series F Preferred Stock (such shares of Series F Preferred Stock herein referred to as the "Shares"). The Shares shall be allocated among the Members pro rata according to the contribution made by each Member to the LLC (the "Allocation Ratio"). Manager may not utilize any other source of funds (other than the amount of proceeds on the Bonds in excess of the amount used to repay the Loan) to return the Contribution Amount to Greenlight, and any distributions to Greenlight from any other source of funds will be excluded from the calculation of Distributed Proceeds and Excess Contribution.

      Manager further agrees to issue to Greenlight warrants ("Warrants") to purchase that number of shares of Common Stock, $0.001 par value, of the Manager ("Common Stock") equal to the Applicable Percentage (as defined below) of the outstanding Common Stock of the Manager as of the date of this letter agreement (determined on a fully diluted basis) at an exercise price of $0.01 per share of Common Stock, such Warrants being substantially in the form attached herto as Exhibit B. The number of shares of Common Stock issuable on exercise of the Warrants will be subject to adjustment as provided in that certain Third Series F Preferred Stock and Warrant Purchase Agreement entered into as of June __, 2001, by and among Manager and the purchasers listed on Schedule I thereto (the "Third Series F Purchase Agreement"). Manager will issue the Warrants to Greenlight on the earlier to occur of (a) the date on which shares of Series F Preferred Stock are issued herunder and (b) the date on which the proceeds from the Bonds are received by the Manager and/or the LLC. The Warrants will be allocated among the Members according to their Allocation Ratios. For purposes of this paragraph, "Applicable Percentage" means the greater of (i) 5.625% and
(ii) 1.125% for each $1,000,000 of Excess Contribution (or fraction thereof).

      As an inducement for Greenlight to enter into this letter agreement and the Third Series F Purchase Agreement, Manager rerpesents and warrants to Greenlight that, except for the terms and provisions contained in this letter agreement which apply solely to Greenlight, Greenlight has been offered the shares of Series F Preferred Stock pursuant to the Third Series F Purchase Agreement on the same terms and conditions (including any transaction fees and commissions) as has been offered or granted to any other party to the Third Series F Purchase Agreement.

                  [Remainder of Page Intentionally Left Blank]

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      If you are in agreement with the above terms, please acknowledge your agreement by signing in the appropriate space below and returning an originally executed letter to Greenlight at the above address.

                                        Sincerely,


                                        David Einhorn, Manager of Greenlight
                                        Capital, LLC (on behalf of Greenlight
                                        Capital, L.P. and Greenlight Capital
                                        Qualified L.P.) and Director of
                                        Greenlight Capital Offshore, Ltd.

Accepted and acknowledged as of this 19th day of June, 2001.

New World Coffee-Manhattan Bagel, Inc.

By:  /s/ R. Ramin Kamfar
     -----------------------------------
Name:   R. Ramin Kamfar
Title:  Chairman and Chief Executive Officer

Greenlight New World, L.L.C.

By:  New World Coffee-Manhattan Bagle, Inc., its manager

By:  /s/ R. Ramin Kamfar
     -----------------------------------
Name:   R. Ramin Kamfar
Title:  Chairman and Chief Executive Officer